EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer during the past 60 days. Such transactions involved the purchase of shares on the NYSE American stock exchange. Certain of the prices reported below reflect the weighted average sale price of the purchase of Common Stock sold on the relevant date. Each Reporting Person hereby undertakes to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction effected by such Reporting Person was effected.

Trade Date	Purchaser	Order Type	Quantity	Average Price
9/22/2020	KGT Investments, LLC	Buy	138,890	$2.87
9/23/2020	KGT Investments, LLC	Buy	14,800	$2.90
10/19/2020	KGT Investments, LLC	Buy	400,000	$2.32
10/21/2020	KGT Investments, LLC	Buy	330,000	$2.47
10/22/2020	KGT Investments, LLC	Buy	23,000	$2.70
10/23/2020	KGT Investments, LLC	Buy	13,000	$2.89
10/26/2020	KGT Investments, LLC	Buy	97,000	$2.65
10/27/2020	KGT Investments, LLC	Buy	15,447	$2.84
10/28/2020	KGT Investments, LLC	Buy	85,155	$2.82
10/29/2020	KGT Investments, LLC	Buy	20,408	$2.95
9/21/2020	Zachary Berger	Buy	8,000	$2.98
9/23/2020	Zachary Berger	Buy	1,700	$2.80
9/28/2020	Zachary Berger	Buy	1,000	$2.75
10/29/2020	Zachary Berger	Buy	5,298	$2.96
10/30/2020	Zachary Berger	Buy	6,802	$2.91
9/21/2020	Yaakov Katzovitz	Buy	200	$2.90
9/23/2020	Yaakov Katzovitz	Buy	250	$2.85
10/1/2020	Yaakov Katzovitz	Buy	1,000	$2.25
9/21/2020	Richard Russo	Buy	6,000	$3.26
9/23/2020	Richard Russo	Buy	644	$2.81
9/25/2020	Richard Russo	Buy	1,400	$2.74
10/5/2020	Richard Russo	Buy	1,000	$2.36
10/29/2020	Richard Russo	Buy	5,000	$2.96
10/30/2020	Richard Russo	Buy	7,000	$2.95